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                                                                     EXHIBIT 4.1

                               STERIS Corporation
                                5960 Heisley Road
                             Mentor, Ohio 44060-1834


                                  June 7, 2002


National City Bank
Corporate Trust Administration
629 Euclid Avenue - Room 635
Cleveland, Ohio 44114

Attention:  Laura Kress

            Re: Amendment No. 1 to Amended and Restated Rights Agreement

Ladies and Gentlemen:

          Pursuant to Section 25 of the Amended and Restated Rights Agreement, dated as of January 21, 1999 (the "Rights Agreement"), between STERIS Corporation (the "Company"), and National City Bank (successor to Harris Trust and Savings Bank), as rights agent, the Company, by resolution adopted by its Directors, hereby amends the Rights Agreement as follows:

          1. Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

          "(a) 'Acquiring Person' shall mean any Person (other than the Company or any Related Person) who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 15% or more of the then-outstanding Common Shares, provided, however, that a Person will not be deemed to have become an Acquiring Person solely as a result of a reduction in the number of Common Shares outstanding unless and until such time as (i) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of any additional Common Shares, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (ii) any other Person who is the Beneficial Owner of Common Shares becomes an Affiliate or Associate of such Person. Notwithstanding the foregoing, if the Directors of the Company determine in good faith that a Person that would otherwise be an "Acquiring Person" as defined pursuant to the foregoing provisions of this Section 1(a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring

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National City Bank
June 7, 2002
Page 2

          Person" as defined pursuant to the foregoing provisions of this
          Section 1(a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement."

          2. Section 1 of the Rights Agreement is hereby amended by adding the following new subsections immediately after Section 1(m):

          "(n) 'Related Person' shall mean any subsidiary of the Company, any employee benefit plan or employee stock ownership plan of the Company or of any subsidiary of the Company or any person organized, appointed or established by the Company or any subsidiary of the Company for or pursuant to the terms of any such plan."

          3. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 1 to the Rights Agreement, but shall remain in full force and effect.

          4. Capitalized terms used without other definition in this Amendment No. 1 to the Rights Agreement shall be used as defined in the Rights Agreement.

          5. This Amendment No. 1 to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Ohio and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

          6. This Amendment No. 1 to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          6. All references to the Rights Agreement shall, from and after the execution of this Amendment No. 1 to the Rights Agreement, be deemed to be references to the Rights Agreement as amended hereby.

          7. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 1 to the Rights Agreement.

                         [Signatures on following page]

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National City Bank
June 7, 2002
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                                Very truly yours,

                               STERIS Corporation

                               By:    /s/ Mark D. McGinley
                                   ------------------------------------------
                                   Name:  Mark D. McGinley
                                   Title: Vice President, General Counsel
                                          and Secretary

Accepted and agreed:

NATIONAL CITY BANK, successor to
Harris Trust and Savings Bank

By:   /s/ Laura Kress
   --------------------------------
   Name:  Laura Kress
   Title: Vice President